January 4, 2021

Lauren Silvernail
Chief Financial Officer
EVOLUS, INC.
520 Newport Center Drive, Suite 1200
Newport Beach CA 92660

Dear Ms. Silvernail:

We refer to the Loan and Security Agreement dated as of March 15, 2019 (as the same may from time to time have been amended, restated, or otherwise modified, the “Loan Agreement”) among Oxford Finance LLC (“Oxford”), as collateral agent (in such capacity, the “Collateral Agent”), the Lenders listed on Schedule 1.1 thereof or otherwise a party thereto from time to time including Oxford in its capacity as a Lender (each a “Lender” and collectively, the “Lenders”) and Evolus, Inc. (“Borrower”). Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Loan Agreement.

Borrower has advised Collateral Agent and Lenders that it intends to repay all amounts due and owing under the Loan Agreement, subject to the Lenders’ agreement to waive the Prepayment Fee, and has requested that Collateral Agent and Lenders provide Borrower with appropriate pay-off amounts for the principal, interest, other amounts and the Obligations (as defined in the Loan Agreement) owing by Borrower to Collateral Agent and Lenders under the Loan Documents (as defined below). The pay-off amounts due to Collateral Agent and Lenders from Borrower as of January 4, 2021 (the “Computation Date”) under the Loan Documents are as follows (collectively, together with any per diem accruals accruing after the Computation Date that must be repaid by Borrower, the “Pay-Off Amount”):

Pay-Off Amount:

Secured Promissory Notes Dated March 15, 2019

Principal		$75,000,000.00
Interest		$79,166.72
Final Payment		$1,322,904.03
Legal Fees		$45,000.00
	Total Amount Owing	$76,447,070.75

Total Oxford Pay-Off Amount as of January 4, 2021: $76,447,070.75

This letter agreement confirms that Borrower has waived the right to seek any additional credit extensions, and the Collateral Agent and Lenders shall not be obligated to make, and the Collateral Agent and Lenders shall not make, any further credit extensions or other financial accommodations under the Loan Agreement, or otherwise, to or for the benefit of Borrower. If the Obligations are not paid in full on or prior to 5:00 PM Eastern time on the Computation Date, then this agreement shall terminate and be of no further force or effect.

The Pay-Off Amount shall be wired to Oxford as follows:

Bank name:    [***]
[***]
[***]
ABA#:    [***]
Acct#:    [***]
Acct name:    Oxford Finance LLC
Reference:    Evolus, Inc. Payoff

Effective immediately upon Oxford’s receipt, via wire using the wire instructions above, of payment in full in cash of the Pay-Off Amount (the date of Oxford’s receipt of the Pay-Off Amount being the “Pay-Off Date”), without further action on the part of the parties hereto (i) all indebtedness and obligations of Borrower to the Lenders and the Collateral Agent, including but not limited to such indebtedness, liabilities and Obligations under the Loan Agreement, the other Loan Documents and any other related loan and collateral security documents, (collectively, the “Loan Documents”), including any Prepayment Fee payable thereunder, shall be paid and discharged in full; (ii) all unfunded commitments to make credit extensions or financial accommodations to Borrower or any other person under the Loan Agreement shall be terminated; (iii) all guarantees, mortgages, charges, liens, assignments, security interests and other security or liens of every type at any time granted to or held by the Collateral Agent or the Lenders as security for such indebtedness, liabilities and obligations shall be automatically terminated, and (iv) all other obligations of Borrower under the Loan Documents shall be deemed terminated; provided, however, those provisions that are expressly specified in any Loan Document as surviving that respective agreement’s termination, including without limitation, Borrower’s indemnity obligations set forth in the Loan Documents shall continue to survive notwithstanding this termination; and provided, further, that to the extent that any payments or proceeds (or any portion thereof) received by any Lender shall be subsequently invalidated, declared to be fraudulent or a fraudulent conveyance or preferential, set aside or required to be repaid to a trustee, receiver, debtor-in-possession or any other party under any bankruptcy or insolvency law, state, provincial, municipal or federal law, common law or equitable cause, then to the extent that the payment or proceeds is rescinded or must otherwise be restored by such Lender, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, the Obligations or part thereof which were intended to be satisfied shall be revived and continue to be in full force and effect, as if the payment or proceeds had never been received by such Lender, and this letter agreement shall in no way impair the claims of such Lender with respect to the revived Obligations.

On receipt by Oxford of the Pay-Off Amount on the Computation Date, Collateral Agent and Lenders (i) affirm that no Event of Default currently exists under the Loan Documents; (ii) shall file (1) all UCC-3 Termination Statements to terminate all UCC Financing Statements in Collateral Agent’s and Lenders’ favor with respect to Borrower and any of Borrower’s property or assets and any third party and any of its property or assets that guarantied the Obligations or provided collateral security therefor; and (2) any other documents necessary to release or terminate any lien in any jurisdiction with respect to Borrower’s intellectual property or other property or assets; (iii) shall deliver notices to terminate any deposit or securities account control agreements or any other termination notices as may be reasonably necessary relating to any assets in which Borrower or any other party has pledged a security interest to Collateral Agent and Lenders to secure the obligations arising under the Loan Documents; (iv) shall mark all notes issued under the Loan Agreement “cancelled” and deliver the same to Borrower; (v) shall promptly deliver to Borrower any physical collateral and to take such other actions in furtherance of the foregoing reasonably requested by Borrower (or any person or entity designated by any of them as such party’s delegate for this purpose) at the expense of Borrower; and (vi) shall at any time and from time to time, promptly (at the cost and expense of Borrower) execute and deliver or record such other termination statements, lien releases, discharges of security interests, and any other similar discharge or release documents as Borrower (or its successors and assigns) may from time to time reasonably request to effectuate, or reflect of public record, the release and discharge of such security interests and liens. All such agreements, documents, and instruments which are requested by Borrower to be delivered or filed by Collateral Agent and Lenders on or after the Pay-Off Date shall be prepared at no cost or expense to Collateral Agent and Lenders; provided, that any costs or expenses incurred by Collateral Agent and Lenders with respect to such items (including all reasonable attorneys’ fees) shall be reimbursed promptly by Borrower on demand.

To induce Collateral Agent and the Lenders to enter into this letter agreement, Borrower hereby (a) acknowledges and agrees that no right of offset, defense, counterclaim, claim, causes of action or objection in favor of Borrower against Collateral Agent or any Lender or any of their respective affiliates, and all of their past, present and future officers, directors, employees, agents, attorneys, representatives, successors and assigns, exists arising out of or with respect to any of the Loan Documents, the related guaranties, agreements, documents and instruments, the obligations of Borrower thereunder, or with respect to the administration or funding of any advances under the Loan Documents; and (b) releases, acquits, remises and forever discharges Collateral Agent and each Lender and their respective affiliates, and all of their past, present and future officers, directors, employees, agents, attorneys, representatives, successors and assigns from any and all claims, demands, actions and causes of action, whether at law or in equity, whether now accrued or hereafter maturing, and whether known or unknown, which Borrower now has or hereafter may have by reason of any manner, cause or things to and including the date of this letter agreement with respect to the matters arising out of or with respect to the Loan Documents or the obligations of Borrower thereunder. The Borrower, Lenders and Collateral Agent agree that the foregoing release shall not release any of their rights arising under or related to this letter agreement. Borrower hereby waives the provisions of California Civil Code Section 1542 (and any similar provision under the laws of any state), which states:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

Borrower recognizes that no facts or representations are ever absolutely certain and it may hereafter discover facts in addition to or different from those which it presently knows or believes to be true, but that it is the intention of Borrower hereby to fully, finally and forever settle and release all matters, disputes and differences, known or unknown, suspected or unsuspected; accordingly, if Borrower should subsequently discover that any fact that it relied upon in entering into this release was untrue, or that any understanding of the facts was incorrect, Borrower shall not be entitled to set aside this release by reason thereof, regardless of any claim of mistake of fact or law or any other circumstances whatsoever. Borrower acknowledges that it is not relying upon and has not relied upon any representation or statement made by Collateral Agent or any Lender with respect to the facts underlying this release or with regard to any of such party’s rights or asserted rights.

This release may be pleaded as a full and complete defense and/or as a cross-complaint or counterclaim against any action, suit, or other proceeding that may be instituted, prosecuted or attempted in breach of this release. Borrower represents and warrants that it is the sole and lawful owner of all right, title and interest in and to every claim and every other matter which it releases herein, and that it has not heretofore assigned or transferred, or purported to assign or transfer, to any person, firm or entity any claims or other matters herein released. Borrower shall indemnify Collateral Agent and Lenders, defend and hold each harmless from and against all claims based upon or arising in connection with prior assignments or purported assignments or transfers of any claims or matters released herein.

This letter agreement may be executed by any of the parties hereto on separate counterparts, and all of such counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this letter agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed original counterpart hereof.

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This letter agreement shall be governed by the laws of the California and shall become effective only when signed by the Collateral Agent and Lenders and accepted by Borrower by its due execution in the space provided below.

Very truly yours, OXFORD FINANCE LLC, as Collateral Agent and Lender By: /s/ Colette Featherly Name: Colette Featherly Title: Senior Vice President

Agreed and acknowledged by:

Evolus, Inc., as Borrower

By: /s/ Lauren Silvernail
Name: Lauren Silvernal
Title: Chief Financial Officer and EVP, Corporate Development